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------
FORM 3         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
------                         Washington D.C.  20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940

--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event Requiring Statement| 4.  Issuer Name and Ticker or Trading Symbol    |
|                                        |  (Month/Day/Year)                 |                                                 |
|  Mihalchik       Larry                 |              8/1/02               |     Mac-Gray Corporation ("TUC")                |
|----------------------------------------|-----------------------------------|                                                 |
|   (Last)        (First)        (MI)    |3.I.R.S Identification             |                                                 |
|                                        |  Number of Reporting              |-------------------------------------------------|
|                                        |  Person, if any                   |5. Relationship of    |6. If Amendment, Date     |
|     c/o Mac-Gray Corporation           |  entity (Voluntary)               |   Reporting Person(s)|   of Original            |
|----------------------------------------|                                   |   to Issuer (Check   |   (Month/Day/Year)       |
|          (Street)                      |                                   |   all applicable)    |                          |
|                                        |                                   |                      |--------------------------|
|                                        |                                   | x_Director           |7. Individual or          |
|                                        |                                   | __10% Owner          |   Joint/Group Filing     |
|  Cambridge            MA        02141  |                                   | __Officer (give title|   (Check Applicable Line)|
|----------------------------------------|                                   |            below)    |                          |
|  (City)            (State)     (Zip)   |                                   | ___________________  |_x_ Form filed by One     |
|                                        |                                   |                      |    Reporting Person      |
|                                        |                                   | __ Other (specify    |                          |
|                                        |                                   |           below)     |___ Form filed by More    |
|                                        |                                   | ___________________  |    than One Reporting    |
|                                        |                                   |                      |    Person                |
|----------------------------------------|----------------------|------------|---------|---------------------------------------|
|                                                                                                                              |
|                                       TABLE I - Non-Derivative Securities  Beneficially Owned                                |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2. Amount of Securities |3. Ownership Form:           |4.Nature of Indirect Beneficial           |
|  (Instr. 4)                |   Beneficially Owned   |   Direct (D) or Indirect    |  Ownership (Instr. 5)                    |
|                            |   (Instr. 4)           |   (I) (Instr. 5)            |                                          |
|                            |                        |                             |                                          |
|                            |                        |                             |                                          |
|                            |                        |                             |                                          |
|                            |                        |                             |                                          |
|----------------------------|------------------------|-----------------------------|------------------------------------------|
|                            |                        |                             |                                          |
|----------------------------|------------------------|-----------------------------|------------------------------------------|
|                            |                        |                             |                                          |
|----------------------------|------------------------|-----------------------------|------------------------------------------|
|                            |                        |                             |                                          |
|----------------------------|------------------------|-----------------------------|------------------------------------------|

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instructon 5(b)(v)

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Form 3 (continued)
-----------------

Table II X Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

----------------------|--------------------------|------------------------------------------------------------------------------
1. Title of Derivative|2.  Date Exercisable      |3.  Title and Amount of         |4.  Conversion|5.  Ownership |6.  Nature of |
   Security (Instr. 4)|    and Expiration Date   |    Securities Underlying       |    or        |    Form of   |    Indirect  |
                      |    (Month/Day/Year)      |    Derivative Security         |    Exercise  |    Derivative|    Beneficial|
                      |                          |    (Instr.4)                   |    Price of  |    Security: |    Ownership |
                      |                          |                                |    Derivative|    Direct (D)|    (Instr. 5)|
                      |                          |                                |    Security  |    or        |              |
                      |                          |                                |              |    Indirect  |              |
                      |                          |                                |              |    (I)       |              |
                      |                          |                                |              |    (Instr. 5)|              |
----------------------|--------------|-----------|--------------------------------|--------------|--------------|---------------
                      |Date Exer-    | Expiration|        Title  |Amount or Number|              |              |              |
                      |cisable       | Date      |               | of Shares      |              |              |              |
----------------------|--------------|-----------|---------------| ---------------|---------------------------------------------
                      |              |           |               |                |              |              |              |
----------------------|--------------|-----------|---------------| ---------------|---------------------------------------------
                      |              |           |               |                |              |              |              |
----------------------|--------------|-----------|---------------| ---------------|---------------------------------------------
                      |              |           |               |                |              |              |              |
----------------------|--------------|-----------|---------------| ---------------|---------------------------------------------
                      |              |           |               |                |              |              |              |
---------------------- --------------- ---------- ---------------- -------------------------------------------------------------
                      |              |           |               |                |              |              |              |
---------------------- --------------- ---------- ---------------- -------------------------------------------------------------
Explanation of Responses:


                                                               /s/                                          August 8, 2002
                                                               -------------------------------        ---------------------------
                                                               **Signature of Reporting Person                     Date



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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